Exhibit 99.1

Media contact: Roger van Oosten 206-459-0954 rvanoosten@feareygroup.com

TULLY’S ANNOUNCES EXECUTIVE CHANGES

Seattle, Wash. – January 15, 2008 – Tully’s Coffee Corporation (Tully’s) today announced changes to its executive team, corporate office staff and business processes that will move the company forward in its efforts to become profitable.

Executive Team Changes

Carl Pennington, Sr., a former executive vice president with Albertson’s, has been named to Tully’s board of directors and has joined the company’s executive team as president.

Pennington brings extensive retail and wholesale expertise to the company having previously served as executive vice president, sales, marketing and merchandising at Albertson’s, the nation’s second largest retail food chain. At Albertson’s, he had responsibility for leading the operations, sales, marketing, and merchandising functions of the company.

“Tully’s is in a great position,” said Pennington. “We have strong sales and growing brand recognition. By being more efficient and streamlined, and by instituting strong business practices, I believe we will strengthen our bottom line. I’m looking forward to working with the entire Tully’s family of employees.”

In other additions to the executive team, Andrew Wynne has been promoted to vice president and chief financial officer, and John Rader has joined the company as vice president and general manager for supply chain. Wynne, formerly the company’s controller, has been with Tully’s since 2005. Rader brings 35 years of experience in food manufacturing and distribution, most recently serving as the president of SoCal Bakeries in Santa Ana, California.

As part of the business restructuring, the company will reduce its corporate office staff by fourteen. The company had previously added staff in anticipation of an IPO launch. When the IPO launch was delayed due to overall market conditions, less staff was required. The company currently employs approximately 1,200 people.

Tully’s also announced that President and Chief Executive Officer John Buller and Executive Vice President and Chief Financial Officer Kristopher Galvin have resigned from the company.

About Tully’s Coffee Corporation

Tully’s Coffee Corporation is a fully handcrafted coffee roaster and a leading specialty coffee retailer and wholesaler. Through company-operated and franchised specialty retail stores in Washington, Oregon, California, Idaho, Arizona, Montana and Utah and its global alliance partner in Japan, Tully’s premium coffees are available at more than 400 branded retail locations. Tully’s wholesale division also distributes handcrafted coffees and related products via office coffee services, food service distributors, and thousands of leading supermarkets in the United States. Tully’s corporate headquarters and roasting plant are located at 3100 Airport Way S. in Seattle, Wash. For more information: (800) 96-Tully or www.tullys.com.

Forward Looking Statements

This release may contain, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties.

For a detailed discussion of these and other cautionary statements, please refer to Tully’s filings with the Securities and Exchange Commission (SEC) including Tully’s Annual Report on Form 10-K for the fiscal year ended April 1, 2007 and Tully’s Quarterly Report on Form 10-Q for the second fiscal quarter ended September 30, 2007.

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